Exhibit 99

For Release: December 10, 2009

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI announces special dividend

MURFREESBORO, Tenn. (December 10, 2009) - National Health Investors, Inc. (NYSE:NHI) announced today that it will pay a special dividend of 10 cents per common share to shareholders of record on December 31, 2009 and payable on January 29, 2010.  This special dividend reflects the company’s continued success in making new investments and in managing its real estate and mortgage loan portfolio.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve 130 properties in 19 states and include skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, residential projects for the developmentally disabled and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com.